Exhibit 99.1(a)(12)

1 December 2006

Manager Companies
Company Announcements Office
Australian Stock Exchange Limited
Level 4, Stock Exchange Centre
20 Bridge Street
SYDNEY NSW 2000

Dear Sir,

        Re: Cemex bid — Second Request issued by US Department of Justice

Rinker Group Limited received a request for additional information, commonly referred to as a Second Request, dated November 30, 2006, from the Antitrust Division of the U.S. Department of Justice (DOJ) in connection with the offer by CEMEX Australia Pty Ltd., a corporation incorporated under the laws of Australia and a wholly owned subsidiary of CEMEX, S.A.B. de. C.V., to purchase all of the ordinary shares of Rinker including Rinker’s American Depositary Shares which each represents the right to receive five Rinker Shares. The Second Request was issued under notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (HSR Act).

The effect of the Second Request is to extend the waiting period imposed by the HSR Act until 10 days after CEMEX has substantially complied with any Second Request issued to it, unless that period is extended voluntarily by the parties or terminated sooner by the DOJ.

Yours faithfully,

Peter Abraham
Company Secretary & General Counsel

Rinker Group Limited ABN 53003433118
Level 8, Tower B, 799 Pacific Highway, Chatswood NSW 2067 PO Box 5697, West Chatswood NSW 1515
Telephone (02) 9412 6600 Facsimile (02) 9412 6666